PLAN OF REORGANIZATION
                                       of
                                   EAFCO, INC.

      When Eafco, Inc., a Pennsylvania corporation (the "Company"), closed its cast iron soil pipe business, it left its facilities underutilized. Consequently the Company sought an investor with sufficient continuing need for casting products. Pursuant to that certain Subscription and Stock Purchase Agreement dated October 1, 1992, consummated under that certain Closing Understanding dated April 7, 1993, Mestek, Inc., a Pennsylvania corporation ("Mestek"), acquired a 46.8% interest in the common stock of Eafco (the "Common Stock") - an interest equal to that of Peerless Industries, Inc., a Pennsylvania corporation ("Peerless"). Bona fide disputes arose between Peerless and Mestek with respect to the operation and management of the Company which remain unresolved since the Company's fiscal year ending October 31, 1994. Each of Mestek and Peerless having failed to agree to a resolution of the dispute whereby one or the other would acquire the other's interest in the Company, they finally agreed that it would be desirable and in the best interest of the Company and its shareholders if the dispute were resolved by (a) dividing the Company into its two historic businesses - producing ASME-approved, thin-wall, cored castings and the machining and production of finished castings suitable for use in the manufacture of boilers for heating (the "Foundry Business") and the assembly of such finished castings and other components in the production of fully-assembled boilers for heating (the "Boiler Assembly Business"), and (b) dividing the ownership of the respective businesses so that the operator of the Boiler Assembly Business would be a subsidiary of Peerless and the operator of the Foundry Business would be a subsidiary of Mestek. This Plan arises pursuant to that certain Settlement and Release Agreement (the "Settlement Agreement") among Mestek and those of its affiliates having an interest in the Settlement Agreement, the Company, Peerless and Peerless Heater Company.

         In order to effect the separation of the Company into its respective businesses (the "Division"), the Company shall create a subsidiary, Boyertown Foundry Company (" BFC"), into which it shall transfer the assets and liabilities of the Foundry Business. The assets and liabilities of the Boiler Assembly Business shall remain in the Company . The Company shall as part of the Plan of Reorganization and with respect to certain shareholders, distribute shares of the common stock of the Company ("Company Common Stock") and shares of the common stock of its wholly owned subsidiary, BFC ("BFC Common Stock"), and accept shares of the Company Common Stock in exchange for shares of BFC Common Stock. The manner, timing and procedures of the Division are set forth in this Plan of Reorganization (the "Plan") and the exhibits attached hereto.
The terms and conditions of the Plan are as follows:

1. Corporate Approvals. The Board of Directors of the Company shall meet pursuant to the Notice of Special Meeting of the Board of Directors of Eafco, Inc., which is attached hereto as Exhibit A . The special meeting of the Board shall be for the purpose of (a) considering whether the Plan is desirable and in the best interests of the Company and (b) voting upon the resolutions of the Board set forth in the Resolutions of the Board of Directors, which are attached hereto as Exhibit B. If the Board of Directors shall approve the Plan, the

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         Board shall cause the Secretary of the  Corporation  to deliver to each of the shareholders of the Company appearing on the books of the Company as of the record date determined by the Board (a) the the Notice to Shareholders which (i) summarizes the terms of the Division and its affect upon the Company and its shareholders, and (ii) provides instructions and documentation by which the Minority Shareholders of the Company (as defined in Section 5 below) shall return their shares of the Company Common Stock issued and outstanding as of the Record Date (as defined below) and receive the distribution of the Company Common Stock and the BFC Common Stock as provided in Section 4, below, which Notice to Shareholders is attached hereto as Exhibit C and incorporated herein by reference

2.       Creation of Subsidiary.   The Company shall create the subsidiary BFC
         under the laws of
         ----------------------
         the Commonwealth of Pennsylvania to facilitate the Division, which shall be governed by
         Articles of Incorporation to be filed with the Secretary of State of the Commonwealth of
         Pennsylvania, which are attached hereto as Exhibit D and incorporated herein by reference.
                                                    ----------
         Immediately following the Special Meeting of the Board of Directors of the Company, the
         Board of Directors named within such Articles of Incorporation shall adopt (a) the resolutions set forth in the Consent In Lieu of Organizational Meeting of the Board of
         Directors of BFC, which is attached hereto as Exhibit E , and (b) the resolutions effecting
                                                       ----------
         this Plan and the Division pursuant to the Unanimous Written Consent of the Board of
         Directors of BFC, which are attached hereto as Exhibit F .
                                                        ----------

3. Transfer of Assets and Liabilities. To effect the Division, the Company shall transfer or
         ----------------------------------
         assign to BFC all of the assets and liabilities and take all actions as required under the
         Division Agreement, attached hereto as Exhibit G. All assets and liabilities of the
                                                 ---------
         Company not transferred to or assumed by BFC pursuant to the Division Agreement shall remain the property of the Company. The Division Agreement also sets forth the terms and conditions of the division of the Foundry Business and the Boiler Assembly Business and methods of valuation whereby after the Division, the underlying net value of the assets and liabilities in the Company and in BFC shall be proportionate to the respective underlying stock interests.

4. Exchange with Mestek. Pursuant to and in furtherance of the terms of the Settlement Agreement, Mestek shall exchange the 3,931.75 shares of the Company Common Stock owned by Mestek as of the Record Date (as defined below) for 3,931.75 newly issued shares of BFC Common Stock. The Company shall, simultaneously with the above exchange, surrender the one (1) share of BFC Common Stock for which it subscribed as part of the organization of BFC to the Secretary of BFC for cancellation.

5. Distribution to Minority Shareholders. Upon the approval of this Plan by the Board of Directors of the Company, the 529.25 shares of the Company Common Stock held by the shareholders of the Company set forth in Exhibit 2.5 of the Division Agreement (the "Minority Shareholders") shall be immediately canceled. The Minority Shareholders shall receive a distribution from the Company and from its wholly owned subsidiary, BFC, in the form of the Company Common Stock and the BFC Common Stock which shall be

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         distributed  on the basis of (a)  one-half  (1/2) newly issued share of the Company Common Stock, and (b) one-half (1/2) newly issued share of the BFC Common Stock, for each issued and outstanding share of the shares of the Company Common Stock owned by such Shareholder as of the record date established by the Board of Directors for determination of the Minority Shareholders eligible to receive such distribution (the "Record Date").

6. Effect of Plan on Peerless and Mestek. Pursuant to and in furtherance of the terms of the Settlement Agreement, Peerless has elected not to receive a distribution of the BFC Common Stock, and Mestek has elected not to receive a distribution of the Company Common Stock under this Plan. Peerless shall retain all of the shares of the Company Common
         Stock owned by Peerless which are issued and outstanding as of the Record Date, which shall not be canceled.

7. Shareholder Agreement. In connection with the transactions described above, each of the Company, Peerless, Mestek and BFC shall be required to execute and deliver the Shareholder Agreement which is attached hereto as Exhibit H and incorporated herein by this reference. The Shareholder Agreement contains those certain representations, warranties and covenants of the parties executing such Agreement in connection with the treatment of the transactions described herein as a "tax-free", divisive reorganization under Section 355 of the Internal Revenue Code of 1986, as amended.

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